EXHIBIT 4.2

ALIO GOLD INC.

AMENDED AND RESTATED 2019 STOCK OPTION PLAN

June 27, 2019

Article 1
INTERPRETATION

1.1Definitions and Interpretation.  As used in this Plan, the following words and terms will have the following meanings:

(a)	“Board” means the board of directors of the Company;
(b)	“Change of Control” means the occurrence of any of the following events:
(i)

any Person (which term shall for the purposes of Section 2.4(d) of this Plan, have the meaning ascribed thereto in the Securities Act (British Columbia), as amended from time to time) or combination of Persons acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof or any other transaction having similar effect;

(ii)	any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company;
(iii)	50% or more of the issued and outstanding voting securities of the Company become subject to a voting trust;
(iv)	the Company sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions; or
(v)	the election or appointment of a majority of directors to the Board who were not members or nominees of the Company’s incumbent Board at the time immediately preceding such election or appointment;
(c)	“Code” means the United States Internal Revenue Code of 1986, as amended;
(d)	“Committee” means the committee appointed by the Board to administer this Plan, or if no committee is appointed, the independent directors of the Board;
(e)	“Company” means Alio Gold Inc. or any successor corporation;
(f)

“Director” means any individual holding the office of director of the Company or a subsidiary of the Company to whom stock options can be granted in reliance on a prospectus exemption under applicable Securities Laws;

(g)	“Disability” means the mental or physical state of an individual such that:
(i)

the Board, other than such individual, determines that such individual has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfil his or her obligations as an employee, consultant or Director of the Company either for any consecutive 6 month period or for any period of 8 months (whether or not consecutive) in any consecutive 12 month period;

(ii)	a court of competent jurisdiction has declared such individual to be mentally incompetent or incapable of managing his or her affairs; or
(iii)

in connection with a Participant holding an Incentive Stock Option, a condition in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months;

(h)	“Effective Date” means June 27, 2019;
(i)	“Eligible Person” means any person providing continuous services to the Company and who is:
(i)	a full-time employee of the Company or any of its subsidiaries or a part-time employee of the Company or any of its subsidiaries working not less than 20 hours per week; or
(ii)

a consultant to the Company or any of its subsidiaries in respect of whom the Company is permitted to grant Options under applicable law and the rules and policies of any securities regulatory authority, stock exchange or quotation system with jurisdiction over the Company or the issuance of the Options; or

(iii)	a Director of the Company or any of its subsidiaries;
(j)	“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option;
(k)

“Expiry Date” means the expiry date of an Option as determined by the Committee in accordance with the terms and conditions of this Plan, subject to the time limits and any “black out” or similar periods as provided in section 2.4(f) to this Plan;

(l)

“Incentive Stock Option” means an Option which is designated as an incentive stock option in the applicable Stock Option Certificate and which otherwise meets the requirements of Section 422 of the Code;

(m)	“Insider” has the meaning given to it in the TSX Company Manual;
(n)	“Market Price” means the closing price of the Shares on the TSX for the last market trading day prior to the date of the grant of the Option;

(o)

“Non-Employee Director” means any Director of the Company who is neither: (i) an employee or officer of the Company; nor (ii) a service provide (including a consultant) of the Company (other than in the capacity of a Director);

(p)	“Non-Qualified Stock Option” means an Option which is not designated as a qualified stock option in the applicable Stock Option Certificate;
(q)	“Option” means an award of an option to purchase Shares hereunder, including an Incentive Stock Option;
(r)	“Participant” means every Eligible Person who is approved for participation in the Plan by the Committee and includes a U.S. Participant;
(s)	“Plan” means this Stock Option Plan, as may be amended from time to time;
(t)

“Securities Laws” means securities legislation, securities regulations and securities rules, as amended, and the policies, notices, instruments and orders in force from time to time that are applicable to the Company;

(u)	“Shares” means the Common Shares in the capital of the Company;
(v)

“10% Holder” means any U.S. Participant who has (i) direct or beneficial ownership of, (ii) control or direction over, or (iii) a combination of direct or indirect beneficial ownership of and control or direction over securities of the Company carrying more than 10% of the voting rights attached to all the Company’s outstanding voting securities;

(w)

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant that the Participant has for any reason ceased to provide continuous services as an employee, consultant or Director to the Company.  Notwithstanding the foregoing, an employee will not be deemed to have ceased to provide services in the case of:

(i)	sick leave; or
(ii)

any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.

Notwithstanding anything to the contrary, the Committee will have sole discretion to determine whether a Participant has ceased to provide continuous services to the Company and the effective date on which the Participant ceased to provide services (the “Termination Date”);

(x)	“TSX” means the Toronto Stock Exchange;
(y)	“U.S. Participant” means a participant who is a United States citizen or resident within the meaning of the Code; and
(z)	“Vested Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of a vested Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 2.3, such adjustments to be cumulative.

Article 2
THE PLAN/GRANT OF OPTIONS

2.1Purpose. The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Eligible Persons, to reward such of those Eligible Persons as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Eligible Persons to acquire Shares as long term investments.

2.2Number of Shares Available.  Subject to section 2.3 and Article 5,

(a)

the total number of Shares reserved and available for issuance pursuant to this Plan (together with those Shares which may be issued pursuant to any other security based compensation arrangement of the Company or options for services granted by the Company) shall not exceed 10% of the issued and outstanding Shares of the Company from time to time;

(b)

The Board may, in its sole discretion, grant the majority of the Options to Insiders of the Company, however, the number of Shares issued to Insiders in any 12 month period and issuable to Insiders at any time under the Plan, together with any securities of the Company under any other security-based compensation arrangements, must equal less than 10% of the issued and outstanding Shares of the Company; and

(c)	No Option shall be granted to any Non-Employee Director if such grant would, at the time of the grant result in:
(i)	the aggregate number of Shares reserved for issuance to all Non-Employee Directors under the Plan exceeding 1% of the then issued and outstanding Shares of the Company;
(ii)	the aggregate value of Options granted to the Non-Employee Director during the Company’s fiscal year exceeding $100,000; or
(iii)

the aggregate value of Options and, in the case of security based compensation arrangements of the Company that do not provide for the granting of Options (“Full Value Awards”), the grant date value of Shares granted to the Non-Employee Director during the Company’s fiscal year exceeding $150,000, provided that any Full Value Award elected to be received by a Non-Employee Director, in the Non-Employee Director’s discretion, in place of the same value of foregone cash compensation from the Company, shall not be counted toward the foregoing $150,000 limit and provided further that this Section 2.2(c)(iii) shall not apply to one-time initial grants to new directors who would be a Non-Employee Director upon joining the Board as compensation for serving on the Board.

Subject to section 2.3 and Article 5, any unissued Shares in respect of which Options are granted which cease to be issuable under such Option for any reason, including without limitation the exercise of such Option, the expiry of the Option or surrender of the Option pursuant to an option exchange program, will again be available for grant and issuance in connection with future Options granted under this Plan.  At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Options granted under this Plan.

2.3Adjustment of Shares.  In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, consolidation, combination, reclassification or similar change in the capital structure of the Company without consideration, then:

(a)	the number of Shares reserved for issuance under the Plan; and
(b)	the number of Shares subject to outstanding Options; and
(c)	the Exercise Prices of outstanding Options;

will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable Securities Laws; provided, however, that fractions of a Share will not be issuable under any Options and will be rounded down to the nearest Share.

2.4Options.  Subject to the limitations set out in Section 2.2 and the following provisions of this Section 2.4, the Committee may grant Options to Eligible Persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised and all other terms and conditions of the Option:

(a)

Form of Option Grant.  Each Option granted under this Plan will be evidenced by a stock option certificate in the form attached to this Plan as Exhibit A, in the case of grants to Participants that are not U.S. Participants or Exhibit B, in the case of grants to U.S. Participants, or in such other form as may be approved by the Committee, from time to time (called the “Stock Option Certificate”) which will contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan and applicable Securities Laws;

(b)

Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option.  The Stock Option Certificate and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option;

(c)

Vesting and Exercise of Options.  Provided the Participant has not been Terminated, Options may be exercisable, until the Expiry Date determined by the Committee and specified in the Stock Option Certificate.  The Committee also may provide for Options to vest at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines; provided, however, that all Options must vest in stages over a period of at least 18 months.  If the application of vesting causes the Option to become exercisable with respect to a fractional Share, such Share shall be rounded down to the nearest whole Share;

(d)	Take-Over Bids and Changes of Control.
(i)

Effect of a Take-Over Bid.  If a bona fide offer (an “Offer”) for Shares is made to shareholders of the Company generally, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act (British Columbia), the

Company shall, immediately upon receipt of notice of the Offer, notify each Participant of full particulars of the Offer, whereupon all Options will become fully vested and may be exercised in whole or in part by each Participant so as to permit the Participant to tender the Shares received upon such exercise, pursuant to the Offer.  However, if:

(A)	the Offer is not completed within the time specified therein; or
(B)	all of the Shares tendered by the Participant pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then, with the consent of the Company, the Shares received upon such exercise, or in the case of clause (B) above, the Shares that are not taken up and paid for, may be returned by the Participant to the Company and reinstated as authorized but unissued Shares and the Options with respect to such returned Shares, shall be reinstated as if they had not been exercised and the terms upon which such Options were to become vested shall be reinstated. If any Shares are returned to the Company under this Section 2.4(d), the Company shall as soon as reasonably practicable refund the exercise price to the Participant for such Shares, net of any tax withholdings the Company was obliged to make pursuant to this Plan.  If a Participant wishes to exercise Options under this Section 2.4(d) it must so notify the Company at the time of exercise and in such event, Shares issued upon exercise of such Options must be tendered to the Offer.

(ii)

Acceleration of Expiry Date.  If, at any time when an Option granted under the Plan remains unexercised, a person or group of persons acting jointly or in concert, make an Offer to shareholders of the Company, offering to acquire part or all of the outstanding Shares, the Committee may in its sole discretion, upon notifying each Participant of full particulars of the Offer, declare all Options granted under the Plan vested, and declare that the expiry date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer, provided such Offer is completed and, if not completed, the respective Expiry Dates of the Options shall revert to the original Expiry Dates and the terms upon which such Options were to become vested shall be reinstated.

(iii)

Effect of a Change of Control.  Unless otherwise provided for at the time a grant is made pursuant to this Plan, where a Change of Control occurs, the Committee may, at its discretion, cause any and all outstanding Options issued to Participants to automatically vest, whereupon such Options may be exercised in whole or in part by any such Participant.

(iv)

Compulsory Acquisition or Going Private Transaction.  If and whenever, following a take-over bid or an issuer bid, there shall be a compulsory acquisition of the Company’s Shares pursuant to Division 6 of Part 9 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in section 8.2 of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, a Participant shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Shares to which such Participant was theretofore entitled to purchase, the aggregate amount of cash, shares, or other securities or other property which such Participant would have been entitled to receive as a result of such bid if he or she had tendered such number of Shares to the bid, net of withholding taxes as contemplated by this Plan.

(e)

Additional Provisions Concerning U.S. Participants. Options granted to a U.S. Participant will be Non-Qualified Stock Options; provided, however, that the Committee may, in its discretion, at the time of the grant of Options, designate an Option as an Incentive Stock Option.  Any Option intended to be an Incentive Stock Option that fails to meet the requirements of Section 422 of the Code shall be regarded as a Non-Qualified Stock Option validly issued under the Plan.

If a U.S. Participant is granted an Incentive Stock Option under the Plan, notwithstanding a designation of Options granted to a U.S. Participant as Incentive Stock Options, to the extent that the aggregate Market Price, determined as of the date such Options were granted, of the Shares issuable on exercise of Options which are exercisable for the first time by any U.S. Participant during any calendar year exceeds US$100,000, such excess Options shall not be treated as Incentive Stock Options and will be Non-Qualified Stock Options.

In addition, in order for Options granted under the Plan to be treated as Incentive Stock Options, Shares purchased on the exercise of an Option must not be sold or otherwise disposed of before the later of 2 years from the date the Option was granted, or 1 year from the date the Option was exercised; and any U.S. Participant shall notify the Company if he, she or it makes a disqualifying disposition of the Shares such that the preferential tax treatment under the Code for Incentive Stock Options will not be available.

Notwithstanding this section 2.4(e), the Company does not assume responsibility for the income or other tax consequences for any Participants (including U.S. Participants) under the Plan and they are advised to consult their own tax advisors.

The number of Shares reserved and available for issuance pursuant to this Plan (together with those Shares which may be issued pursuant to any other security based compensation arrangement of the Company or options for services granted by the Company) shall not exceed the maximum number of Shares set out in section 2.2(a) of this Plan;

(f)

Expiry.  The Option shall expire on the Expiry Date set forth in the Stock Option Certificate and must be exercised, if at all, on or before the Expiry Date.  In no event shall an Option be exercisable during a period extending more than 5 years after the date of grant, provided that in the circumstance where the end of the term of an Option falls within, or within ten business days after the end of, a ‘‘black out’’ or similar period imposed under any insider trading policy or similar policy of the Company (but not, for greater certainty, a restrictive period resulting from the Company or its Insiders being the subject of a cease trade order of a securities regulatory authority), then the end of the term of such Option shall be extended to the tenth business day after the end of such black out period; provided, that such extension shall not apply to any U.S. Participant if it would cause adverse tax consequences under Section 409A of the Code.

(g)

Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted and shall not be less than the Market Price of the Shares; provided, however, that in the case of an Incentive Stock Option granted to a 10% Holder, the Exercise Price shall be no less than 110% of the Market Price on the date of grant.  Disinterested shareholder approval will be obtained for any reduction in the exercise price if the Holder of the Option is an Insider of the Company at the time of the proposed amendment or if otherwise required by law or any stock exchange rules, and in no event shall the Exercise Price of any Option held by a U.S. Participant be reduced if such Exercise Price is equal to or less than the Market Price at the time of such reduction.

(h)

Method of Exercise.  Except as otherwise provided herein, Options may be exercised only by delivery to the Company of a written stock option notice of exercise (the “Notice of Exercise”) in the form attached to this Plan as Exhibit C, or in such other form as may be approved by the Committee (which need not be the same for each Participant), stating the Participant’s election to exercise the Option, the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Notice of Exercise, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable Securities Laws, together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased.  If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise the Option. The Option may not be exercised unless such exercise is in compliance with all applicable Securities Laws and the rules and policies of any exchange or quotation system upon which the Shares are listed or quoted, as they are in effect on the date of exercise;

(i)

Cashless Exercise.  In lieu of exercising the Option by delivery of the Notice of Exercise along with payment of the Exercise Price as provided in section 2.4(h), the Participant may elect to receive Shares with a value equal to the value of the Vested Unissued Option Shares (or the portion thereof being exercised) by surrender of the Option at the office of the Company together with a notice of such election in the form attached as Exhibit D to this Plan (the “Cashless Exercise Notice”) duly executed by the Participant, in which event the Company will issue to the Participant a number of Shares computed using the following formula:

X=Y(A-B)

A

where:

X = The number of Shares to be issued to the Participant

Y = The number of Vested Unissued Option Shares (at the date of exercise)

A = The Market Price of one Share (at the date of exercise)

B = The Exercise Price

(j)

Termination.  Subject to earlier termination pursuant to Article 5 and 2.4(d), and notwithstanding the exercise periods set forth in the Stock Option Certificate, exercise of an Option will always be subject to the following:

(i)

if the Participant is Terminated for any reason other than the Participant’s death or Disability, then the Participant may exercise such Participant’s Options (but only to the extent that such Options would have been vested and exercisable upon the Termination Date), no later than thirty days after the Termination Date or such earlier period prescribed by law (but in any event no later than the Expiry Date); and

(ii)

if the Participant is Terminated because of the Participant’s death or Disability, then such Participant’s Options may be exercised (but only to the extent that such Options would have been vested and exercisable by the Participant on the Termination Date) by the Participant (or the Participant’s legal representative or authorized assignee), no later than 12 months after the Termination Date or such earlier period as may be prescribed by law (but in any event no later than the Expiry Date);

(k)

Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the Option for the full number of Shares for which it is then exercisable;

(l)	Acceleration of Date of Exercise. The Committee shall have the right to accelerate the date of vesting of any portion of any Option which remains unvested, subject to prior stock exchange acceptance;
(m)

Issuance of Shares.  Provided that the Cashless Exercise Notice or Notice of Exercise and payment are in form and substance satisfactory to the Company, the Company shall issue the Shares registered in the name of the Participant or the Participant’s legal representative and shall deliver certificates representing the Shares with the appropriate legends affixed thereto; and

(n)

Legends.  Unless and until Shares issuable upon the exercise of Options are registered under the United States Securities Act of 1933, as amended, Shares issued under this Plan to a U.S. Participant will contain the following legend, as amended or supplemented by applicable laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED EXCEPT (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, OR (C) INSIDE THE UNITED STATES (1) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (2) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN

CONNECTION WITH ANY TRANSFERS PURSUANT TO (C)(1) OR (C)(2) ABOVE, THE SELLER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR CERTIFICATION, IN EACH CASE REASONABLY SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S SHARES, TO THAT EFFECT.

Article 3
ADMINISTRATION

3.1Committee Authority.  This Plan will be administered by the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan including, without limitation, the authority to:

(a)	construe and interpret this Plan, any Stock Option Certificate and any other agreement or document executed pursuant to this Plan;
(b)	prescribe, amend and rescind rules and regulations relating to this Plan;
(c)	select Eligible Persons to receive Options;
(d)	determine the form and terms of Options and Stock Option Certificates, provided that they are not inconsistent with the terms of the Plan;
(e)	determine the Exercise Price of an Option;
(f)	determine the number of Shares to be covered by each Option;
(g)	determine whether Options will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, any other incentive or compensation plan of the Company;
(h)	grant waivers of Option conditions or amend or modify each Option, provided that they are not inconsistent with the terms of this Plan;
(i)	determine the vesting, exercisability and Expiry Dates of Options;
(j)	correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Option, any Stock Option Certificate, any Notice of Exercise or Cashless Exercise Notice;
(k)	determine whether an Option has been earned; and
(l)	make all other determinations necessary or advisable for the administration of this Plan.

3.2Committee Discretion.  Any determination made by the Committee with respect to any Option will be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of this Plan or Option, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan.

Article 4
RIGHTS OF OWNERSHIP

4.1No Rights of a Shareholder.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued as evidenced by the appropriate entry on the securities register of the Company.

4.2Transferability.  Options granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the operation of applicable succession laws.  During the lifetime of the Participant, an Option will be exercisable only by the Participant and any elections with respect to an Option may be made only by the Participant.  The terms of the Option shall be binding upon the executors, administrators and heirs of the Participant.

Article 5
CORPORATE TRANSACTIONS

5.1Assumption or Replacement of Options by Successor.  In the event of:

(a)

a merger whether by way of amalgamation or arrangement in which the Company is not the surviving corporation (other than a merger with a wholly-owned subsidiary, or other transaction in which there is no substantial change in the shareholders of the Company or their relative shareholdings and the Options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants);

(b)

a merger whether by way of amalgamation or arrangement in which the Company is the surviving corporation but after which shareholders of the Company immediately prior to such merger (other than any shareholder which merges, or which owns or controls another corporation which merges, with the Company in such merger) cease to own their shares or other equity interests in the Company; or

(c)	the sale of all or substantially all of the assets of the Company,

any or all outstanding Options may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants or, in the alternative, the successor corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Options).

5.2Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.  The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Participant the right to exercise his, her or its Option as to all or any part of the Shares thereof, including Shares as to which the Option would not otherwise be exercisable.

Article 6
GENERAL

6.1No Obligation to Employ.  Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate such Participant’s employment or other relationship at any time, with or without cause.  Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period in which an Eligible Person is providing continuous services for the purposes of the Plan.

6.2Withholding.  The Company may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as it reasonably believes is necessary to enable the Company to comply with the applicable requirements of any federal, provincial, local or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to Options (“Withholding Obligations”). The Company may also satisfy any liability for any such Withholding Obligations, on such terms and conditions as the Company may determine in its discretion, by (a) requiring a Participant, as a condition to the exercise of any Options, to make such arrangements as the Company may require so that the Company can satisfy such Withholding Obligations including, without limitation, requiring the Participant to remit to the Company in advance, or reimburse the Company for, any such Withholding Obligations or (b) selling on the Participant’s behalf, or requiring the Participant to sell, any Shares acquired by the Participant under the Plan, or retaining any amount which would otherwise be payable to the Participant in connection with any such sale.

6.3Governing Law.  This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the Province of British Columbia.

6.4Termination and Amendment of Plan.  The Board may at any time terminate this Plan in any respect, provided that no such termination shall adversely affect the rights of any Participant under any Option previously granted except with the consent of such Participant.  The Board may, without notice, at any time and from time to time, amend the Plan or any provisions thereof, or the form of Stock Option Certificate or instrument to be executed pursuant to the Plan, in such manner as the Board, in its sole discretion, determines appropriate without shareholder approval:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;
(b)	to correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Option, any Stock Option Certificate, any Notice of Exercise or Cashless Exercise Notice;
(c)	to change any vesting provisions of Options or the Plan;
(d)	to change the termination provisions of the Options or the Plan which does not entail an extension beyond the original Expiry Date of the Options; and
(e)	to modify or eliminate the cashless exercise feature of the Plan;

provided, however, that:

(a)	no such amendment of the Plan may be made without the consent of such affected Participant if such amendment would adversely affect the rights of such affected Participant under the Plan; and
(b)	shareholder approval shall be obtained for any amendment that results in:
(i)	an increase in the number of Shares issuable under Options granted pursuant to the Plan or to the Plan maximum contained in Section 2.2(a);
(ii)	a change in the persons who qualify as Eligible Persons under the Plan;
(iii)	a reduction in the Exercise Price of an Option;
(iv)	the cancellation and reissue of any Option;
(v)	an extension of the term of an Option beyond the original Expiry Date of the Option;
(vi)	Options becoming transferable or assignable other than for the purposes as described in section 4.2;
(vii)	the removal or exceedance of the Insider participation limit set out in section 2.2 of the Plan;
(viii)	the removal or exceedance of the Non-Employee Director limits set out in Section 2.2(c) of the Plan;
(ix)	to add or change provisions relating to any form of financial assistance provided by the Company to Participants that would facilitate the purchase of securities under the Plan; or
(x)	a change to this section 6.4 of the Plan.

6.5Notices.  Any notice required to be given or delivered to the Company under the terms of this Plan shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to a Participant shall be in writing and addressed to such Participant at the address indicated in the Stock Option Certificate or to such other address as such party may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three business days after deposit in the mail by certified or registered mail (return receipt requested); one business day after deposit with any return receipt express courier (prepaid); one business day after transmission by confirmed facsimile, rapidfax or telecopier; one business day after transmission by email.

6.6Successors and Assigns.  The Company may assign any of its rights under this Plan.  This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company.

6.7Nonexclusivity of the Plan.  Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

6.8Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, if any provision of this Plan contravenes any regulations or guidance promulgated under section 409A of the Code or would cause any person to be subject to additional taxes, interest and/or penalties under section 409A of the Code, such provision of this Plan, the Options and the Stock Option Certificates may be modified by the Board without notice to or consent of the Participant in any manner the Board deems reasonable or appropriate.

****

EXHIBIT A
PARTICIPANT GRANT

Alio Gold Inc.
(the “Company”)
Stock Option Certificate
under
Stock Option Plan
(the “Plan”)

The Company hereby grants to a Participant an Option, the details of which are as follows:

Participant’s Name: Social Insurance Number: Address: Total Option Shares: Exercise Price Per Share: Date of Grant: Expiration Date: Vesting Details:

You agree that you may suffer tax consequences as a result of the grant of this Option, the exercise of the Option and the disposition of Shares.  You acknowledge that you are not relying on the Company or its advisors for any tax advice.

This Stock Option Certificate is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of the Stock Option Certificate and the Plan, the terms of the Plan shall govern.

If you agree to accept the Option described above, subject to all of the terms and conditions of the Plan, please sign one copy of this letter and return it to ______________ by ______________.

ALIO GOLD INC.

By:________________________________

Authorized Signatory

I have received a copy of the Plan and agree to comply with, and agree that my participation is subject in all respects to, its terms and conditions.

(Signature)

(Date)

(Address)

EXHIBIT B
U.S. PARTICIPANT GRANT

Alio Gold Inc.
(the “Company”)
Stock Option Certificate
under
Stock Option Plan
(the “Plan”)

The Company hereby grants to a Participant an Option, the details of which are as follows:

Participant’s Name:

Social Insurance Number:

Address:

Total Option Shares:

Exercise Price Per Share:

Date of Grant:

Expiration Date:

Vesting Details:

Type of Option(1):Incentive Stock Option:

Non-Qualified Stock Option:

Note (1): the number of Incentive Stock Options shall be calculated in accordance with (a) below

You agree that you may suffer tax consequences as a result of the grant of this Option, the exercise of the Option and the disposition of Shares.  You acknowledge that you are not relying on the Company or its advisors for any tax advice.

If the Option is designated as an “Incentive Stock Option” as that term is defined in section 422 of the Code, you acknowledge that:

(a)

notwithstanding the designation of the Option as an Incentive Stock Option, to the extent that the aggregate Market Price, determined as of the date such Option was granted, of the Shares issuable on exercise of the Option which are exercisable for the first time by you during any calendar year exceeds US$100,000, such excess Option shall not be treated as an Incentive Stock Option and will be Non-Qualified Stock Options; and

(b)

you will provide notice to the Company of any disqualifying disposition of Shares acquired upon exercise of an Incentive Stock Option, which would be any disposition of Shares purchased on the exercise of an Option sold or otherwise disposed of before the later of 2 years from the date the Option was granted, or 1 year from the date the Option was exercised, and in such case preferential tax treatment under the Internal Revenue Code for Incentive Stock Options will not be available.

This Stock Option Certificate is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of the Stock Option Certificate and the Plan, the terms of the Plan shall govern.

If you agree to accept the Option described above, subject to all of the terms and conditions of the Plan, please sign one copy of this letter and return it to ______________ by ______________.

ALIO GOLD INC.

By:________________________________

Authorized Signatory

I have received a copy of the Plan and agree to comply with, and agree that my participation is subject in all respects to, its terms and conditions.

(Signature)

(Date)

(Address)

EXHIBIT C

ALIO GOLD INC.

NOTICE OF EXERCISE OF STOCK OPTION
UNDER THE STOCK OPTION PLAN

TO:Alio Gold Inc.

FROM:

DATE:

RE:Exercise of Stock Option

I hereby exercise my Option to purchase _______ Shares (U.S. Participants select ☐ Incentive Stock Options OR ☐ Non-Qualified Stock Options (tick one)) for a per Share Exercise Price of $__________ (total aggregate exercise price of $___________), effective today’s date, in accordance with the terms of my attached Stock Option Certificate.

I hereby:

☐ (a) enclose a certified cheque payable to Alio Gold Inc. for the aggregate Exercise Price plus the amount of the estimated Withholding Obligation and agree that I will reimburse the Company for any amount by which the actual Withholding Obligations exceed the estimated Withholding Obligations; OR

☐ (b) advise the Company that ________________________ [Name of Brokerage Firm] (the “Broker”) will provide the Company with the Exercise Price and estimated Withholding Obligation in respect of the above Options in exchange for certificates representing such number of Shares to be issued upon due exercise of the above Options that have been sold by the Broker for my account.  Upon confirmation of the number of Shares sold by the Broker, I hereby direct you to deliver the applicable share certificates to the Broker.  I agree that I will reimburse the Company for any amount by which the actual Withholding Obligations exceed the estimated Withholding Obligations.

In addition (check one):

☐ (a) the undersigned holder (i) is not in the United States; (ii) is not a “U.S. person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and is not exercising the Options on behalf of a “U.S. person” or a person in the United States; and (iii) did not execute or deliver this exercise form in the United States; OR

☐ (b) the undersigned holder (i) is an “accredited investor” within the meaning of Regulation D under the U.S. Securities Act; (ii) is exercising the Options solely for its own account; (iii) understands that the Shares being issued upon its exercise of the Options have not been and will not be registered under the U.S. Securities Act, and that the sale contemplated hereby is being made in reliance on a private placement exemption under the U.S. Securities Act; (iv) understands that such Shares are “restricted securities” as defined in Rule 144 under the U.S. Securities Act and the certificates representing such Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear on their face the U.S. restrictive legend set forth in the Alio Gold Inc. Amended and Restated 2019 Stock Option

Plan; and (v) is not exercising the Options as a result of any general solicitation or general advertising, as those terms are used in Regulation D under the U.S. Securities Act.

Attached is a cheque payable to Alio Gold Inc. for the total aggregate exercise price of the Shares being purchased.

Please prepare the stock certificate in the following name(s):

NOTE:  If the shares are to be registered in a name other than the Participant’s name, please advise the Company.  The Stock Option Plan requires the Company’s approval for registration in a name other than your name and states the limited circumstances in which this will be permitted.

Sincerely

Signature

Print or type name

Letter and consideration

received on _______, 20____.

By:

EXHIBIT D

ALIO GOLD INC.

NOTICE OF CASHLESS EXERCISE

TO:Alio Gold Inc.

FROM:

DATE:

RE:Cashless Exercise of Stock Option

I hereby elect to receive Shares (U.S. Participants select ☐ Incentive Stock Options OR ☐ Non-Qualified Stock Options (tick one)) with a value equal to the value of _____ Vested Unissued Option Shares (as calculated under section 2.4(i)) with a per Share Exercise Price of $__________ (total aggregate exercise price of $___________), effective today’s date, in accordance with my attached Stock Option Certificate.

Please prepare the stock certificate in the following name(s):

NOTE:  If the shares are to be registered in a name other than the Participant’s name, please advise the Company.  The Stock Option Plan requires the Company’s approval for registration in a name other than your name and states the limited circumstances in which this will be permitted.

Sincerely

Signature

Print or type name

Letter and consideration

received on _______, 20____.

By: